As filed with the Securities and Exchange Commission on October 16, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTH MANAGEMENT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-0963645
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

(239) 598-3131

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph V. Vumbacco

President and Chief Executive Officer

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

(239) 598-3131

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Craig S. Wittlin, Esq.

Daniel R. Kinel, Esq.

Harter, Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604-2711

(585) 232-6500

Fax: (585) 232-2152

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1.50% Convertible Senior Subordinated Notes due 2023 (1)	$575,000,000(1)(3)	$1,076.25(2)(3)	$618,843,750(2)(3)	$50,064

Class A Common Stock, $.01 par value	15,749,239(4)	—	—	— (5)

(1)	Represents the aggregate principal amount at maturity of Notes that were originally issued by the Registrant at a price of $1,000 per Note (plus accrued interest, if any) on July 29 and August 8, 2003.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C of the Securities Act, based upon the average PORTAL bid and asked prices for the Notes on October 13, 2003.
(3)	Excludes accrued interest.
(4)	Represents the number of shares of the Registrant’s class A common stock that are issuable upon conversion of the Notes following the occurrence of certain events. The number of shares of class A common stock that may be issued upon conversion of the Notes in the future is indeterminate, and the Registrant is also registering this indeterminate amount pursuant to Rule 416 under the Securities Act.
(5)	No separate consideration will be received for the Registrant’s class A common stock issuable upon conversion of the Notes; therefore, no registration fee is required pursuant to Rule 457(i).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus

Subject to Completion, dated October 16, 2003

$575,000,000

Health Management Associates, Inc.

1.50% Convertible Senior Subordinated Notes Due 2023 and

Class A Common Stock Issuable upon Conversion of the Notes

We issued the Notes in a private placement at an issue price equal to 100% of their principal face amount, plus accrued interest, if any, from July 29, 2003. This prospectus will be used by selling securityholders to resell their Notes and the shares of our class A common stock issuable upon any conversion of such Notes.

Interest on the Notes is payable on August 1 and February 1 of each year, beginning on February 1, 2004. For the interest period from August 5, 2008 to January 31, 2009, and thereafter for any six-month interest period measured from February 1 to July 31 or August 1 to January 31, we will pay additional contingent interest during such interest period if the average trading price of the Notes for the applicable five-day trading period preceding the first day of the interest period equals or exceeds 120% of the principal amount of the Notes.

The Notes are convertible into shares of our class A common stock initially at a conversion rate of 36.5097 shares of our class A common stock per $1,000 principal amount of Notes (subject to adjustment in certain events) under the circumstances described in this prospectus.

The Notes will mature on August 1, 2023, unless earlier converted, redeemed or purchased by us. We may redeem some or all of the Notes for cash at any time on or after August 5, 2008, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest, if any.

Holders will have the right to require us to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of their Notes, plus accrued and unpaid interest, including contingent interest, if any, on August 1, 2006, August 1, 2008, August 1, 2013 and August 1, 2018.

At any time prior to August 1, 2008, holders will also have the right to require us to purchase all or a portion of their Notes at a price equal to 100% of the principal amount of the Notes upon a Fundamental Change as described in this prospectus.

The Notes are our direct, unsecured senior subordinated obligations and rank equally in priority with all of our existing and future unsecured senior subordinated indebtedness, whether now existing or incurred later. The Notes are treated as contingent payment debt instruments that are subject to special United States federal income tax rules. See “Certain United States Federal Income Tax Considerations.”

Our class A common stock is listed on the New York Stock Exchange under the symbol “HMA”. The last reported sale price of our class A common stock on the New York Stock Exchange on October 15, 2003 was $22.61 per share.

We will not receive any of the proceeds from the sale of Notes or shares of our class A common stock by any selling securityholder. The Notes and the shares of our class A common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters, broker-dealers or agents. If the Notes and the shares of our class A common stock are sold by selling securityholders through underwriters, broker-dealers or agents, such selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. See “Plan of Distribution.”

Investing in the Notes or shares of our class A common stock involves risks. See “ Risk Factors” beginning on page 13 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information that is contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should assume that the information appearing in this prospectus and the documents that we incorporate by reference into this prospectus is accurate only as of the respective dates of this prospectus and the documents that we incorporate by reference into this prospectus, except for information described in any of those documents as being as of stated dates, which information you should assume is accurate only as of those stated dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus, the respective dates of the documents that we incorporate by reference into this prospectus or any of the dates referenced in any of those documents.

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your examination of us and the terms of our securities being offered pursuant to this prospectus, including the merits and risks involved.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following:

•	possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare or Medicaid or other third-party payors;

•	existing laws and government regulations and changes in or failure to comply with laws and governmental regulations;

•	our ability to successfully integrate recent and future acquisitions;

•	competition;

•	demographic changes;

•	technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, our services;

•	our ability to attract and retain qualified personnel, including physicians; and

•	our ability to finance growth on favorable terms.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus in order to reflect future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public via the Internet at the SEC’s web site located at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

Our class A common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC will automatically update and supersede information in this prospectus.

We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	our current report on Form 8-K dated August 25, 2003;

•	our current report on Form 8-K dated July 24, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended December 31, 2002;

•	the annual report of our Retirement Savings Plans on Form 11-K for the year ended December 31, 2002;

•	our definitive proxy statement filed on December 30, 2002;

•	our annual report on Form 10-K for the fiscal year ended September 30, 2002; and

•	the description of our class A common stock contained in our Registration Statement on Form 8-A dated August 30, 1991.

You may also request a copy of such filings, the form of the Notes, the form of the indenture related to the Notes, the projected payment schedule related to the Notes, and the form of registration rights agreement related to the Notes and underlying class A common stock at no cost, by writing or telephoning us at the following address:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Robert E. Farnham, Senior Vice President and Chief Financial Officer

Telephone: (239) 598-3131

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that differs from the contents of this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover page of this prospectus and the dates of the documents that we incorporated by reference into this prospectus, except for information described in any of these documents as being as of stated dates, which information you should assume is accurate only as of those stated dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus, the respective dates of the documents that we incorporate by reference into this prospectus or any of the dates referenced in any of those documents.

PROSPECTUS SUMMARY

The following summary contains basic information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “we,” “our,” “us,” and “HMA” refer to Health Management Associates, Inc. and its subsidiaries.

Health Management Associates, Inc.

We own and operate general acute care hospitals and psychiatric hospitals in non-urban communities. Presently, we operate 47 hospitals, consisting of 45 acute care hospitals with a total of 6,335 licensed beds and two psychiatric hospitals with a total of 144 licensed beds. Our facilities are located in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington and West Virginia. For our nine month period ended June 30, 2003, our general acute care hospitals contributed substantially all of our consolidated net patient service revenues.

Services provided by our hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, behavioral health services and psychiatric care and, in several of our hospitals, specialized services such as open-heart surgery and neuro-surgery. Our facilities benefit from shared services, such as purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

We are incorporated in Delaware. Our class A common stock is listed on the New York Stock Exchange under the symbol “HMA,” and is included within the Standard and Poor’s 500 Index. On January 7, 2003, for the second consecutive year, we were named to the Forbes Platinum 400—The Best Big Companies in America.

Strategy and Description of Business

Our business strategy is to efficiently and profitably operate our existing hospitals, acquire additional hospitals in non-urban communities and provide high quality health care.

Existing Hospitals

For our existing hospitals, we seek to increase our patient revenue by increasing admissions and outpatient business by providing quality health care. These hospitals are administered and directed on a local basis by each hospital’s executive director. A key element of our strategy is establishing and maintaining cooperative relationships with our physicians. We maintain a physician recruitment program that is designed to attract and retain qualified specialists and other physicians, in conjunction with our existing physicians and community needs, so that we can broaden the services offered by our hospitals. We also pursue various clinical means to increase the utilization of our services, particularly emergency and outpatient services. These include our “Nurse First” emergency service program, which provides for a well-qualified nurse to quickly assess the condition of patients upon arrival in our emergency rooms, our “Pro Med” program, an emergency room clinical pathway support service, “Med Key,” a plastic identification and patient information card that streamlines the registration process, and “One Call Scheduling,” a dedicated phone system that physicians and their staffs can use to schedule various diagnostic tests and services at one time.

Acquisitions

For acquisitions, we seek to acquire acute care hospitals in market areas of 30,000 to 400,000 people primarily in the southeastern and southwestern United States. Typically, the acute care hospitals we acquire are, or can become, the provider of choice for health care services in their market areas. When we evaluate potential acquisitions, we require that a hospital’s market service area have a demonstrated need for the hospital, along with an established physician base that can benefit from our ability to attract additional, qualified physicians to the area.

Many hospitals we acquire are under-performing at the time of acquisition. Upon acquiring a hospital, we conduct a thorough review and, where appropriate, retain current administrative leadership. We also take several other steps, including, among other things, employing a well-qualified executive director, chief nursing officer and chief financial officer, implementing our proprietary management information system, recruiting physicians, establishing additional quality assessment and efficiency measures, introducing volume purchasing under company-wide agreements, and spending the necessary capital to renovate the facility and upgrade equipment. We strive to provide all of the acute care needs of each community our hospitals serve as well as reduce the out-migration of potential patients to hospitals in larger urban areas.

We operate each acquired hospital to improve the services it provides in an efficient manner. We have been generally successful in achieving a significant improvement in the operating performance of our facilities within a reasonable time period. Once a facility has matured, we generally achieve additional growth through the continued growth of physicians’ practices and the recruitment of physicians, expansion of health care services offered to the community and favorable demographic trends.

Quality Healthcare

We continually seek to improve the quality of the healthcare services we deliver with the help of our company-wide proprietary QSM patient quality management program. Upon discharge, each patient is asked to fill out a confidential survey that seeks the patient’s perception of the hospital’s health care services, including medical treatment, nursing care, the hospital’s attention to patient concerns, the administration process, and the quality of dietary services. Our commitment to quality is evidenced by the achievements and accomplishments awarded to our hospitals by independent raters of quality for health care organizations. Since the beginning of our 2002 fiscal year, such achievements and accomplishments have included the following:

•	17 of our hospitals were surveyed by the Joint Commission on Accreditation of Health Care Organizations (“JCAHO”). Despite more stringent guidelines adopted by JCAHO for 2002, our hospitals that were surveyed in 2002 received an average grade of 92 out of a possible 100.

•	Franklin Regional Medical Center in Louisburg, North Carolina received a JCAHO score of 95, which was among the higher scores awarded in 2002 by JCAHO under its new scoring criteria.

•	Charlotte Regional Medical Center in Punta Gorda, Florida, was named one of the Top 100 Cardiac Hospitals in America by Solucient, Inc., a provider of independent annual studies that measure the effectiveness of hospitals’ clinical practices, operations and financial management.

•	The Heart Program at The Medical Center of Mesquite in Mesquite, Texas, was awarded a five-star rating by Health Grades, Inc., an independent rating agency.

•	Rankin Medical Center in Brandon, Mississippi, was named the best facility for basic life support training in Mississippi and ranked second for the number of people that it trained in CPR.

•	The dietary department at Franklin Regional Medical Center in Louisburg, North Carolina, was awarded a perfect score of 100 by the North Carolina Board of Health.

•	The Williamson Memorial Hospital in Williamson, West Virginia, was selected as one of the United States’ top performing hospitals according to Solucient, Inc.’s 100 Top Hospitals: Benchmarks for Success—2001 study.

Recent and Pending Acquisitions

We proactively identify acquisition targets in addition to responding to requests for proposals from entities that are seeking to sell or lease hospital facilities. As a result, we may enter into agreements to acquire additional hospital facilities. At any given time we are actively involved in negotiations concerning possible acquisitions. Our recent and pending acquisitions include the following:

Completed Transactions

•	On December 1, 2001, we acquired the assets of East Pointe Hospital, an 88-bed acute care hospital located in Lehigh Acres, Florida. The aggregate cost of this acquisition was approximately $16,500,000.

•	On January 1, 2002, we acquired the assets of Santa Rosa Medical Center, a 129-bed acute care hospital located in Milton, Florida, the assets of Fentress County General Hospital, an 85-bed acute care hospital located in Jamestown, Tennessee and the assets of the Medical Center of Mesquite, a 176-bed acute care hospital located in Mesquite, Texas. The aggregate cost of these acquisitions was approximately $130,000,000.

•	On May 1, 2002, we acquired from Manor Care, Inc. the assets of Mesquite Community Hospital, a 172-bed acute care hospital located in Mesquite, Texas. The aggregate cost of this acquisition was approximately $80,000,000. We subsequently sold back to Manor Care, Inc. a 20% equity interest in this hospital for $16,000,000 in cash. As part of this transaction, we also sold to Manor Care, Inc. a 20% equity interest in the Medical Center of Mesquite for an additional $16,000,000 in cash.

•	On January 1, 2003, we acquired, pursuant to a 40-year lease, the Madison County Medical Center, a 67-bed acute care hospital located in Canton, Mississippi. The aggregate cost of this acquisition was approximately $11,500,000.

•	On August 15, 2003, we acquired the assets of Providence Yakima Medical Center located in Yakima, Washington and Providence Toppenish Hospital located in Toppenish, Washington, a 289-bed acute care hospital system. The aggregate cost of this acquisition was approximately $83,000,000. This transaction represents our first geographic expansion into the northwestern United States.

•	On September 15, 2003, we acquired Walton Medical Center, a 135-bed hospital located in Monroe, Georgia. The aggregate cost of this acquisition was approximately $40,000,000.

Pending Transactions

•	On March 14, 2003, we announced the acquisition of 60 acres of land in Southeast Collier County, Florida upon which we expect to construct the proposed 100-bed Collier Regional Medical Center. We received an approval from the State of Florida Agency for Health Care Administration to construct this proposed full service hospital in October 2003 and, pending any appeal that might be made, anticipate beginning construction in the next 12 to 24 months.

•	On August 25, 2003, we announced the execution of a purchase agreement to acquire five non-urban hospitals from Tenet Healthcare Corporation. The five hospitals include Seven Rivers Community Hospital, a 128-bed hospital located in Crystal River, Florida; Harton Regional Medical Center, a 137-bed hospital located in Tullahoma, Tennessee; University Medical Center, a two-campus 257-bed hospital located in Lebanon, Tennessee; Three Rivers Health Care, a two-campus 423-bed hospital located in Poplar Bluff, Missouri; and Twin Rivers Regional Medical Center, a 116-bed hospital located in Kennet, Missouri, which will represent our initial operations in Missouri. We expect this transaction to close on or about November 1, 2003.

Principal Executive Offices

Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is (239) 598-3131. Our internet address is http://www.hma-corp.com.

SUMMARY DESCRIPTION OF THE NOTES

The following is a brief summary of some of the terms of the Notes. For a more complete description of the terms of the Notes, see “Description of Notes.”

Notes	$575,000,000 principal amount of 1.50% Convertible Senior Subordinated Notes due 2023. The Notes were initially issued in principal amounts of $1,000 and at an issue price equal to the principal amounts of the Notes, plus accrued interest, if any.

Maturity Date	August 1, 2023.

Interest	1.50% per annum on the principal amount, payable semi-annually in arrears in cash on August 1 and February 1 of each year, beginning on February 1, 2004.

Contingent Interest	For the interest period from August 5, 2008 to January 31, 2009, and thereafter for any six-month interest period measured from February 1 to July 31 or August 1 to January 31, we will pay contingent interest during such interest period if the average trading price of a Note for the applicable five-day trading period preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of such Note. The amount of contingent interest payable per Note in respect of any six-month interest period will equal 0.25% of the average trading price of such Note for the applicable five-day trading period. For more information about contingent interest and the calculation of the applicable five-day trading period, see “Description of the Notes—Contingent Interest.”

Conversion Rights

You may convert your Notes into shares of our class A common stock only under the following circumstances:

•      during any fiscal quarter (and only during such fiscal quarter) if the last reported sale price of our class A common stock for at least 20 trading days during the period of 30 consecutive trading days ended on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the conversion price per share of our class A common stock;

•      we call the Notes for redemption;

•      the credit rating assigned to the Notes by Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group are Ba1 and BB+, respectively, or lower, the Notes are no longer rated by these two rating services or ratings of the Notes by these two ratings services are suspended;

•     we make specified distributions to our stockholders; or

•     we become a party to consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities).

For each $1,000 principal amount of Notes surrendered for conversion you will receive 36.5097 shares of our class A common stock. This represents an initial conversion price of $27.39 per share of class A common stock. The conversion rate may be adjusted upon the occurrence of certain events, but it will not be adjusted for accrued and unpaid interest. Except for cash payments for fractional shares of our class A common stock, and except as set forth below, you will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Instead, accrued and unpaid interest will be deemed paid by the class A common stock issued to you upon conversion.

Upon any conversion, we will have the right to deliver, in lieu of shares of our class A common stock, cash or a combination of cash and shares of our class A common stock in amounts described herein.

Notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date. Your right to surrender Notes for conversion will expire at the close of business on August 1, 2023.

Ranking	The Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined in the indenture), which generally includes all of our existing or future indebtedness, other than debt which is expressly stated not to be senior to the Notes, or trade debt. In particular, the Notes are subordinated in right of payment to our revolving credit facility. The indenture expressly provides that the Notes rank equally with our Zero-Coupon Convertible Senior Subordinated Notes due 2022.

United States Federal Income Tax Considerations
The Notes were issued pursuant to, and are subject to, the terms of an indenture. We and each holder of the Notes agree in the indenture to treat the Notes as contingent payment debt instruments for United States federal income tax purposes, and as subject to United States federal income tax rules applicable to contingent payment debt instruments. Based on that treatment, you generally will be required to accrue interest income on the Notes in the manner described in this prospectus, regardless of whether you use the cash or accrual method of tax accounting. You will generally be deemed to have interest income based on the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the Notes, which rate we have determined to be 6.60%, even though the Notes will have a significantly lower stated yield to maturity. Accordingly, you will be required to include interest in taxable income in excess of the stated interest on the Notes. In addition, you generally will be required to recognize interest income on the gain, if any, realized (including the fair market value of the stock received) on a sale, exchange, conversion or redemption of the Notes. See “Certain United States Federal Income Tax Considerations.”

Sinking Fund	None.

Optional Redemption	Prior to August 5, 2008, we cannot redeem the Notes. On or after August 5, 2008, we may redeem for cash all or part of the Notes at any time for a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to but excluding the redemption date. For more information about redemption of the Notes at our option, see “Description of the Notes—Optional Redemption.”

Purchase of the Notes by Us at the Option of the Holder

You have the right to require us to purchase all or a portion of your Notes on August 1, 2006, August 1, 2008, August 1, 2013, and August 1, 2018, each of which we refer to as a purchase date. In each case, we will pay a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to but excluding the purchase date.

We will pay cash for all Notes so purchased on August 1, 2006. For purchases on August 1, 2008, August 1, 2013 or August 1, 2018, we may choose to pay the purchase price in cash, in shares of our class A common stock valued at their Market Price (as defined herein under the heading “Description of the Notes—Certain Definitions”) or in any combination of cash and shares. For more information about the purchase of Notes by us at the option of a holder, see “Description of the Notes—Purchase of Notes by Us at the Option of the Holder.”

Fundamental Change	If we undergo a Fundamental Change (as defined under “Description of the Notes—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder”) prior to August 1, 2008, you will have the right, at your option, to require us to purchase any or all of your Notes. The price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to but excluding the Fundamental Change purchase date. We may choose to pay the purchase price for any Notes that you require us to purchase upon a Fundamental Change in cash, in shares of our class A common stock valued at their Market Price or in any combination of cash and shares. For more information about the purchase of Notes by us at your option following a Fundamental Change, see “Description of the Notes—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder.”

Use of Proceeds	The selling securityholders will receive all of the proceeds from the sale of the Notes and class A common stock under this prospectus. We will not receive any of the proceeds from the sale by any selling securityholder of Notes or class A common stock underlying the Notes.

Global Securities	The Notes have been issued only in book-entry form, which means that they are represented by permanent global securities registered in the name of The Depository Trust Company’s (“DTC”) nominee. The global securities have been deposited with the trustee under the indenture as custodian for DTC. Beneficial interests in any of the Notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The Notes issued in our initial private placement are eligible for trading on the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as PORTAL. Notes sold using this prospectus, however, will no longer be eligible for trading in PORTAL. We do not intend to list the Notes on any national securities exchange or automated quotation system. Our class A common stock is traded on the New York Stock Exchange under the symbol “HMA”. As of September 23, 2003, there were 240,205,209 shares of our class A common stock outstanding (excluding shares available for issuance under our stock option and incentive plans and shares subject to outstanding options). See “Description of Capital Stock.”

Definitions	Capitalized terms set forth in this prospectus have the meanings set forth in “Description of Notes—Certain Definitions” or elsewhere in this prospectus.

RISK FACTORS

This prospectus contains forward-looking statements that involve a number of risks and uncertainties inherent in the purchase of the Notes or shares of our class A common stock. You should be aware that such statements include projections or estimates as to future events, which may or may not occur. See “Forward-Looking Statements.”

In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding whether an investment in the Notes is suitable for you. If any of the adverse events contemplated by these risk factors occur, our business, financial condition and results of operations could be materially adversely affected. The risks and uncertainties described below are not the only ones we face, and additional risks and uncertainties may also impair our business, financial condition or results of operations.

If we experience a “Fundamental Change,” we may be unable to purchase the Notes you hold as required under the indenture.

Upon the occurrence of a Fundamental Change (as defined under “Description of the Notes – Fundamental Change Requires Purchase by Us at the Option of the Holder), we must make an offer to purchase all of the outstanding Notes. In the event that a Fundamental Change has occurred under the indenture, the circumstances giving rise to the Fundamental Change may also give rise to a change of control or event of default under other indentures or agreements governing our then-existing other debt, or might result in the acceleration of the maturity of any or all of our then existing other indebtedness. Without limiting the foregoing, a Fundamental Change would require us to repurchase all of our outstanding Zero-Coupon Convertible Senior Subordinated Notes due 2022. If a Fundamental Change were to occur or we were required to purchase outstanding Notes as described under “Description of the Notes—Purchase of Notes by Us at the Option of the Holder,” or we were required to repurchase any of our other long-term indebtedness as described above, there can be no assurance that we would have sufficient funds to pay the purchase price for all Notes and the amounts due under any other indebtedness that we may be required to purchase or repay. Furthermore, failure by us to redeem the Notes when required upon a Fundamental Change will result in an event of default with respect to the Notes. See “Description of the Notes—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holders,” and “Description of the Notes—Events of Default.”

You should consider whether the United States federal income tax consequences of owning the Notes might be unfavorable to you.

We and each holder of the Notes agree in the indenture to characterize the Notes as contingent payment debt instruments for United States federal income tax purposes. Under that treatment, you will be required to include amounts in your taxable income, as interest income, in advance of your receipt of the cash or other property attributable to the Notes. The amounts required to be included by you in your taxable income for each year will be significantly in excess of the stated interest that is paid on the Notes. You will recognize gain or loss on the sale, exchange or conversion of Notes in an amount equal to the difference between the amount realized, including the fair market value of any of our class A common stock received, and your adjusted tax basis in the Notes. Any gain recognized by you on the sale, exchange or conversion of Notes generally will be treated as interest income. A detailed discussion of the United States federal income tax consequences of ownership of the Notes is contained in this prospectus under the heading “Certain United States Federal Income Tax Considerations.”

An active trading market for the Notes may not develop and their resale is restricted.

Upon their original issuance by us in our private placement, the Notes became eligible for trading on PORTAL. The Notes sold pursuant to this prospectus, however, will no longer be eligible for trading on PORTAL, and we do not intend to apply for listing of the Notes on any securities exchange or quotation system. We cannot assure you that any active trading market for the Notes will develop or as to the liquidity or substainability of any such market which does develop, the ability of the holders to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our class A common stock and the market for similar securities.

If government programs or managed care companies reduce the payments we receive as reimbursement for our services, our revenues may decline.

We derive a substantial portion of our net revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on the growth rates of the reimbursement programs and, in some cases, in reduced levels of reimbursement for health care services, and additional changes are anticipated. The Balanced Budget Act of 1997 includes significant reductions in spending levels for the Medicare and Medicaid programs, including:

•	changes in reimbursement for hospital services; and

•	repeal of the federal payment standard (often referred to as the “Boren Amendment”) for hospitals and nursing facilities, which could result in lower Medicaid reimbursement rates.

The Balanced Budget Refinement Act of 1999 reduced the adverse effects of the Balanced Budget Act of 1997 through a “corridor reimbursement approach,” where a percentage of losses under the Medicare outpatient prospective payment system will be reimbursed through December 31, 2003. All of our acute care hospitals qualify for relief under this provision.

On December 21, 2000, the Medicare, Medicaid and SCHIP Benefits Improvement Act of 2000, known as BIPA, was enacted. BIPA made a number of changes to the Medicare and Medicaid Acts affecting payments to hospitals which total more than $35 billion nationwide and target $2 billion to rural providers over the next six years. Some of the changes made by BIPA that affect our hospitals are as follows: (1) lowering the threshold by which hospitals qualify as rural or small urban disproportionate share hospitals; (2) decreasing the reductions in payments to disproportionate share hospital that had been mandated by the Balanced Budget Act of 1997 and other Congressional enactments; (3) increasing inpatient payments to hospitals; (4) increasing certain Medicare payments to certain psychiatric hospitals and units; (5) increasing Medicare reimbursement for bad debt; (6) capping Medicare beneficiary ambulatory service co-payment amounts; and (7) increasing the categories and items eligible for increased reimbursement to hospitals for certain outpatient services rendered on and after April 1, 2001 including such items as current cancer therapy drugs, biologicals, and certain medical devices. All of our acute care hospitals qualify for some relief under the BIPA provisions. However, the uncertainty and fiscal pressures placed upon the federal government as a result of, among other things, the recent military engagement in Iraq, the War on Terrorism and any economic recovery stimulus, may affect the availability of federal funds to provide additional relief in the future.

In addition to changes in government reimbursement programs, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. We are not currently, and do not expect to become, party to any capitation arrangements.

We expect efforts to impose reduced reimbursements, greater discounts and more stringent cost controls by government and other payors to continue. We believe that additional reductions in the payments we receive for our services could reduce our overall revenues.

If we fail to comply with laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

Companies competing in the health care industry are required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require hospitals to meet various requirements, including those relating to the adequacy of medical care, billing for services, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid, and other federal and state healthcare programs.

We are subject to federally mandated health information security and privacy requirements that may be costly.

The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, was enacted on August 21, 1996. The two key elements of HIPAA are accountability and portability. HIPAA contains criminal and civil penalties for violators and expands the reach of existing fraud and abuse laws to cover private as well as governmental health insurance programs.

Under HIPAA, portability refers to the legislation’s intent that individuals be permitted to take their medical and insurance records with them when they change employers. Accountability refers to the legislation’s efforts to ensure privacy and security of patient health information. In addition, HIPAA mandates the adoption of standards for the handling and exchange of electronic health information. HIPAA mandates new security measures, sets standards for electronic signatures, standardizes the method for identifying providers, employers, health plans and patients, and may significantly change the manner in which hospitals communicate with payors and other health care providers.

Final rules implementing the security and integrity portions HIPAA were adopted on February 20, 2003, with a mandatory implementation date of April 20, 2005, at which time our facilities must comply with the security and integrity rules and requirements. As of April 14, 2003, we are required to comply with final rules implementing the privacy portions of HIPAA. The privacy rules give patients greater access to their own medical records and more control over how their personal health information is used and disclosed. The privacy rules address the obligations of health care providers to protect health information. Implementation of HIPAA is significant and the cost of continued compliance with HIPAA will be significant.

We are subject to uncertainties regarding healthcare reform.

In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would affect major changes in the health care system, either nationally or at the state level. Among the proposals that have been introduced are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens and increase payments by beneficiaries. We cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on our business.

Providers in the hospital industry have been the subject of federal and state investigations, and we could become subject to such investigations in the future.

Significant media and public attention has been focused in the past few years on the hospital industry due to ongoing investigations related to certain referral, cost reporting and billing practices, laboratory and home health care services and physician ownership of joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the United States Department of Health and Human Services and the United States Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of fraud and abuse. Recent initiatives include a focus on hospital billing practices.

Although we monitor our billing practices and hospital practices to maintain compliance with prevailing industry interpretations of applicable law and believe that our current practices are consistent with current industry practices, government investigations or interpretations inconsistent with industry practices could occur. In public statements, governmental authorities have taken positions on issues for which little official interpretation had been available previously, such as the legality of physician ownership in health care facilities in which they perform services and the propriety of including marketing costs in the Medicare cost report of hospital affiliated home health agencies. Some of these positions appear to be inconsistent with practices that have been common within the industry and which have not previously been challenged in this manner. Moreover, some government investigations that were previously conducted under the civil provisions of federal law are now being conducted as criminal investigations under the health care fraud and abuse laws. We cannot predict whether we or other hospital operators will be the subject of future investigations or inquiries.

Our growth strategy depends on acquisitions, and we may not be able to continue to acquire hospitals that meet our target criteria. We may also have difficulties acquiring hospitals from non-profit entities due to regulatory scrutiny.

A key element of our growth strategy is expansion through the acquisition of acute care hospitals in attractive, non-urban markets. We face competition for acquisitions primarily from other for-profit health care companies and from not-for-profit entities. Some of our competitors could have greater resources than we do. We can neither assure you that we will be able to acquire hospitals that meet our target criteria, if at all, on satisfactory terms, nor can we guarantee the number of acquisitions we will make during a period of time.

Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional regulatory oversight and approval requirements. In recent years, the legislatures and attorneys general of some states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities to for-profit entities, such as our company. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of a transaction in which not-for-profit entities sell a health care facility. Although we have not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

In certain markets, we face competition from other hospitals that provide comparable services.

In some of the geographical areas in which we operate, there are other hospitals that provide services comparable to those offered by our hospitals, some of which are owned by governmental agencies and supported by tax revenues, and others of which are owned by not-for-profit corporations and may be supported to a large extent by endowments and charitable contributions. Such support is not available to our hospitals. Certain of our competitors may have greater resources than we do, may be better equipped than we are and could offer a broader range of services than we do. Outpatient treatment and diagnostic facilities, outpatient surgical centers and freestanding ambulatory surgical centers also affect the health care marketplace. In recent years, competition among health care providers for patients has intensified as hospital occupancy rates in the United States have declined due to, among other things, regulatory and technological changes, increasing use of managed care payment systems, cost containment pressures and a shift toward outpatient treatment. There is no assurance that our hospitals will continue to compete effectively in attracting patients under these changing circumstances.

Our success depends upon our ability to recruit and retain physicians at our hospitals.

In most instances, physicians are not employees of our hospitals. As members of the medical staffs of our hospitals, they may also serve on the medical staffs of hospitals not owned by us. Such physicians may terminate their affiliation with our hospitals at any time. Our future success will depend, in part, on the ability of our hospitals to continue to attract and retain quality physicians. There can be no assurance that our hospitals will continue to be able, on terms favorable to us, to attract physicians to their staffs.

Additionally, it could be difficult to attract an adequate number of physicians to practice in certain of the rural communities in which our hospitals are located, and the loss of physicians in these communities, or inability to recruit physicians to these communities, could make it more difficult to attract patients to our hospitals, which could reduce our profitability. The operations of our hospitals also may be affected by a shortage of nurses and other health care professionals.

If you hold Notes, you will not be entitled to any rights with respect to our class A common stock, but you will be subject to all changes made with respect to our class A common stock.

If you hold Notes, you will not be entitled to any rights with respect to our class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our class A common stock), but you will be subject to all changes affecting our class A common stock. You will only be entitled to rights on our class A common stock if and when we deliver shares of our class A common stock to you in exchange for your Notes and in limited cases under the anti-dilution adjustments of the Notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery to you of our class A common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, relative preferences or special rights of our class A common stock effected by such amendment.

We cannot be certain that additional financing will be available when needed.

The degree to which we are leveraged could adversely affect our ability to obtain future financing and could make us more vulnerable to competitive pressures. Our ability to meet our debt obligations depends upon our future performance, which is subject to financial, business and other factors affecting our operations, many of which are beyond our control.

We require substantial capital resources to fund our acquisitions. The operations of our existing hospitals also require ongoing capital expenditures for renovation, expansion, construction and the addition of medical equipment and technology utilized in the hospitals. We may need to incur additional indebtedness and may issue, from time to time, debt or equity securities to fund acquisitions or capital expenditures. We cannot assure you that sufficient financing will be available to us on satisfactory terms or that our level of indebtedness will not restrict our ability to borrow additional funds.

The Notes do not restrict our ability to incur additional debt or to take other actions that could harm holders of the Notes.

We are not restricted under the terms of the indenture or the Notes from incurring additional indebtedness. In addition, the limited covenants applicable to the Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture and the Notes could have the effect of diminishing our ability to make payments on the Notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness by the terms of the indenture and the Notes. If we issue other debt securities in the future, our debt service obligations will increase.

We may issue additional shares of class A common stock and thereby materially and adversely affect the price of our class A common stock.

Beginning November 22, 2003, we are not restricted under the terms of the indenture from issuing additional shares of class A common stock during the life of the Notes, and have no contractual obligation to consider your interests in connection with additional issuances of class A common stock. If we issue additional shares of class A common stock, it may materially and adversely affect the price of our class A common stock and, in turn, the price of the Notes.

The conditional conversion feature of the Notes could result in you receiving less than the value of our class A common stock into which a Note would otherwise be convertible.

The Notes are convertible into shares of our class A common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes, and you may not be able to receive the value of the class A common stock into which the Notes would otherwise be convertible.

Conversion of the Notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their Notes.

The conversion of some or all of the Notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our class A common stock issuable upon such conversion could adversely affect prevailing market prices of our class A common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our class A common stock.

The Notes may be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

We derive substantially all our revenues from, and hold substantially all our assets through, our subsidiaries. As a result, we depend on distributions and advances from our subsidiaries in order to meet our payment obligations under the Notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities, which, while generally wholly-owned and controlled by us, have no obligation to pay any amounts due on our debt securities, including the Notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any indebtedness of that subsidiary senior to that held by us, including secured indebtedness to the extent of the assets securing such indebtedness.

The conversion rate of the Notes may not be adjusted for all dilutive events.

The conversion rate of the Notes is subject to adjustment for certain events, including but not limited to the issuance of certain stock dividends on our class A common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of our class A common stock for cash, which could adversely affect the trading price of the Notes or our class A common stock. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

The price of our class A common stock has fluctuated historically and such fluctuations may affect the trading price of the Notes.

Because the Notes may become convertible into shares of our class A common stock, fluctuations in the price of class A common stock may affect the price of the Notes. The market prices for our class A common stock and for securities of other companies engaged primarily in healthcare services are subject to wide fluctuations. For example, the prices of our class A common stock, as reported by the New York Stock Exchange, fluctuated between $16.50 per share and $22.70 per share during the quarter ended December 31, 2002, between $15.89 per share and $19.41 per share in the quarter ended March 31, 2003 and between $16.51 per share and $20.10 per share in the quarter ended June 30, 2003, and between $18.14 per share and $22.89 in the quarter ended September 30, 2003. The price of our class A common stock may continue to fluctuate due to a variety of factors, many of which are outside our control. The factors that can influence fluctuations in the price of our class A common stock include:

•	future issuances of shares of our class A common stock;

•	material public announcements;

•	regulatory approvals or regulatory issues;

•	political developments or proposed legislation in the health care industry;

•	material changes in the insurance market, including the market for malpractice insurance;

•	period to period fluctuations in our financial results; and

•	market trends relating to our industry.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Fiscal Year September 30,					Nine Months Ended June 30, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	15.4	11.5	7.6	10.6	14.4	16.5

We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, “earnings available for fixed charges” consist of pretax income from continuing operations before extraordinary items plus fixed charges and amortization of capitalized interest, less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and an estimate of the interest component of rental expense.

USE OF PROCEEDS

All of the Notes and the underlying shares of our class A common stock issuable upon conversion of the Notes are being sold under this prospectus by the selling securityholders or by their pledgees, donees, transferors or other successors in interest. We will not receive any proceeds from any such sales.

DIVIDEND POLICY

On October 29, 2002, we announced the initiation of a quarterly cash dividend policy. We declared cash dividends of $0.02 per share on our class A common stock on each of October 29, 2002, January 28, 2003, April 29, 2003 and July 29, 2003. There can be no assurance that we will pay cash dividends in any future period or that the level of cash dividends paid by us will remain constant.

NON-GAAP INFORMATION

In our annual report on Form 10-K for our fiscal year ended September 30, 2002 we provide information with regard to our earnings margin, before depreciation, interest and amortization, commonly known as EBITDA. EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, commonly known as GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Nevertheless, we have believe that providing non-GAAP information regarding EBITDA is important for investors, as it provides a measure of liquidity and performance. The below table reconciles the EBITDA measure included in our annual report on Form 10-K for our fiscal year ended September 30, 2002 with our income before income taxes, which we believe is the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended September 30,
	2000	2001	2002
	(Dollars in thousands)
Net patient service revenue	$1,577,767	$1,879,801	$2,262,601
Income before income taxes(1)	$275,995	$320,951	$405,662
Add:
Interest, net	25,364	19,970	15,543
Depreciation and amortization	74,499	90,646	95,328

EBITDA	$375,858	$431,567	$516,533

EBITDA margin = EBITDA/net patient service revenue	23.8%	23.0%	22.8%

(1)	As discussed in Note 1 to our Consolidated Financial Statements for our fiscal year ended September 30, 2002, in accordance with SFAS No. 142, we discontinued the amortization of goodwill effective October 1, 2001. The data summarized for the years ending September 30, 2001 and 2000 has not been adjusted for the effect of this accounting change.

CAPITALIZATION

The following table sets forth our consolidated long-term debt and capitalization both as of June 30, 2003, and as adjusted to give effect to (a) the issuance and sale by us of the Notes and (b) the use of proceeds from our issuance and sale of the Notes.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	As of June 30, 2003
	Actual	As Adjusted
	(in thousands, except share data) (unaudited)
Long-term debt (including current maturities):
1.50% Convertible Senior Subordinated Notes Due 2023 offered hereby	$—	$575,000
Zero-Coupon Convertible Senior Subordinated Notes Due 2022	280,576	280,576
Convertible Senior Subordinated Debentures due 2020	309,136	—
Notes and mortgages payable	36,349	36,349
Revolving credit agreements	—	—
Capital leases	29,329	29,329
Industrial revenue bond issue	5,190	5,190

Total long term debt	660,580	926,444

Stockholders’ Equity:
Preferred stock, $.01 par value, 5,000 shares authorized	—	—
Class A common stock, $.01 par value, 750,000 shares authorized, 262,238 issued and outstanding	2,622	2,622
Additional paid-in capital	389,734	389,734
Retained earnings	1,470,437	1,470,437

	1,862,793	1,862,793
Less treasury stock, 22,500, at June 30, 2003, at cost	(300,656)	(300,656)

Total stockholders’ equity	$1,562,137	$1,562,137

PRICE RANGE OF CLASS A COMMON STOCK

Our class A common stock is traded on the New York Stock Exchange under the symbol “HMA.” The following table shows the high and low per share prices of our class A common stock for the periods indicated as reported by the New York Stock Exchange:

	High	Low
Fiscal year ended September 30, 2000
First Quarter	$13.50	$7.00
Second Quarter	18.25	9.63
Third Quarter	16.56	11.25
Fourth Quarter	21.19	12.75
Fiscal Year ended September 30, 2001
First Quarter	22.75	17.69
Second Quarter	20.56	13.42
Third Quarter	21.14	15.00
Fourth Quarter	22.22	17.95
Fiscal Year ended September 30, 2002
First Quarter	21.00	17.44
Second Quarter	21.00	17.00
Third Quarter	22.99	19.50
Fourth Quarter	20.75	16.24
Fiscal Year ending September 30, 2003
First Quarter	22.70	16.50
Second Quarter	19.41	15.89
Third Quarter	20.10	16.51
Fourth Quarter	$22.89	$18.14

The last reported price for our class A common stock, as reported on the New York Stock Exchange on October 15, 2003, was $22.61 per share.

As of June 30, 2003, there were approximately 1,500 direct holders of our shares of class A common stock.

DESCRIPTION OF NOTES

The Notes were issued under an indenture dated as of July 29, 2003 between us and Wachovia Bank, National Association, as trustee. The following summary of certain provisions of the indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the indenture and the form of the Notes. The indenture and form of the Notes are available as set forth under “Where You Can Find More Information.”

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference.

General

The Notes mature on August 1, 2023 unless earlier converted, redeemed or purchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your Notes into shares of our class A common stock initially at a conversion rate of 36.5097 shares of class A common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of $27.39 per share of class A common stock. The conversion rate is subject to adjustment if certain events occur. See “—Conversion Rights—Conversion Rate Adjustments.” Upon conversion of a Note, you will receive shares of our class A common stock and a cash payment to account for fractional shares. In addition, upon a conversion we have the right to deliver, in lieu of shares of our class A common stock, cash or any combination of cash and shares of our class A common stock in amounts described herein.

If the maturity date, any interest payment date, redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date (including upon the occurrence of a Fundamental Change), as the case may be, to the date of that payment on the next succeeding business day.

As used in this prospectus, “business day” means, with respect to any Note, any day, other than a Saturday or Sunday, that is not a day on which commercial banks are authorized or required to close in the City of New York.

Ranking

The Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined in the indenture), which generally includes all of our existing or future indebtedness, other than trade debt or indebtedness which is expressly stated not to be senior to the Notes. In particular, the Notes are subordinated in right of payment to our revolving credit facility. The indenture expressly provides that the Notes rank pari passu with our Zero-Coupon Convertible Senior Subordinated Notes due 2022.

Interest

The Notes bear interest at a rate of 1.50% per annum. We also will pay contingent interest on the Notes upon the circumstances described below under “—Contingent Interest.” Interest is payable semi-annually in arrears on August 1 and February 1 of each year, commencing February 1, 2004.

Interest will be paid to the person in whose name each Note is registered at the close of business on the fifteenth calendar day preceding each semi-annual interest payment date (whether or not a business day). Interest is calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from July 29, 2003 or from the most recent interest payment date to which interest has been paid or duly provided for.

Contingent Interest

For the interest period from August 5, 2008 to January 31, 2009, and thereafter for any six-month interest period measured from February 1 to July 31 or August 1 to January 31, in addition to interest otherwise payable on a Note, we will pay contingent interest during any such period if the average trading price of a Note for the applicable five-day trading period equals or exceeds 120% of the principal amount of such Note. The “applicable five-day trading period” means the five trading days ending on the third trading day immediately preceding the relevant interest period.

During any period when contingent interest shall be payable, the contingent interest payable per Note in respect of any six-month period will equal 0.25% of the average trading price of such Note for the applicable five-day trading period and such contingent interest shall paid on the interest payment date immediately following the relevant six-month interest period.

The average trading price of a Note on any date of determination means the average of the secondary market bid quotations per Note obtained by the bid solicitation agent for $5,000,000 principal amount of Notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of a note will equal (a) the then applicable conversion rate of the Notes multiplied by (b) the average Sale Price of our class A common stock on the five trading days ending on such determination date.

The bid solicitation agent is the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from unaffiliated securities dealers that are believed by us to be willing to bid for the Notes.

We will notify the holders of the Notes upon a determination that they will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption

No sinking fund is provided for the Notes. Prior to August 5, 2008, the Notes will not be redeemable. On or after August 5, 2008, we may redeem for cash all or part of the Notes at any time for a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to but excluding the redemption date. We will provide not less than 30 nor more than 60 days notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption.

If we decide to redeem fewer than all of the outstanding Notes, the trustee will select the Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your Notes for partial redemption and you convert a portion of your Notes, the converted portion will be deemed to be from the portion selected for redemption.

Conversion Rights

Subject to the conditions and during the periods described below, holders may convert Notes into shares of our class A common stock initially at a conversion rate of 36.5097 shares of class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $27.39 per share of our class A common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are in integral multiples of $1,000 principal amount.

Upon conversion of Notes, a holder will not receive any cash payment of interest (except as set forth in the next paragraph or unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any. Our delivery to the holder of the full number of shares of our class A common stock into which the Note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the Note and accrued but unpaid interest. As a result, accrued but unpaid interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment of receiving our class A common stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

In lieu of delivering shares of our class A common stock upon notice of conversion of any Notes (for all or any portion of such Notes), we may elect to pay holders surrendering Notes an amount in cash per Note (or a portion of a Note) based on the average Sale Price of our class A common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or (b) the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our class A common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the Notes as described above under “—Optional Redemption.” If we elect to deliver all of such payment in shares of our class A common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our class A common stock, will be made to holders surrendering Notes no later than the tenth business day following the applicable conversion date. If an event of default, as described below under “—Events of Default” (other than a default in cash payment upon conversion of the Notes) has occurred and is continuing, we may not pay cash for any Notes (other than cash for fractional shares).

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our class A common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the Notes. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

If a holder has already delivered a purchase notice as described under either “—Purchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder” with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment need be made if (a) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (b) we have specified a purchase date following a Fundamental Change that is during such period or (c) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such Note.

Holders may surrender their Notes for conversion into shares of our class A common stock prior to stated maturity in only the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender any of its Notes for conversion into shares of our class A common stock in any fiscal quarter (and only during such fiscal quarter) if the average Sale Price of our class A common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 130% of the applicable conversion price per share of our class A common stock on such last trading day.

Conversion Upon Notice of Redemption

If we call any or all of the Notes for redemption, holders may convert Notes into our class A common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Notes are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a Note, however, such holder may not surrender that Note for conversion until it has withdrawn the purchase notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

Holders may convert Notes into our class A common stock at any time if we elect to:

(a) become a party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities), in which case a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction (or, if the transaction constitutes a Fundamental Change, until the applicable Fundamental Change purchase date);

(b) distribute to all holders of our class A common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the Sale Price of our class A common stock on the day preceding the declaration date for such distribution; or

(c) distribute to all holders of our class A common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, our class A common stock at less than the Sale Price at the time of such distribution.

In the case of clause (b) or (c) above, we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to (a) the ex-dividend date or (b) our announcement that such distribution will not take place.

Notes for which a holder has delivered a purchase notice or a Fundamental Change purchase notice requiring us to purchase the Notes may be converted only if such notice is withdrawn in accordance with the indenture. See “—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holders.”

Conversion Upon Credit Ratings Event

Holders may surrender Notes for conversion into our class A common stock prior to maturity during any period in which (a) the long-term credit rating assigned to the Notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is Ba1 and BB+, respectively, or lower, or (b) both Moody’s and Standard & Poor’s no longer rate the Notes or have withdrawn their ratings with respect to the Notes. References to Moody’s and Standard & Poor’s shall include any successors to these entities.

Conversion Rate Adjustments

The conversion rate will be adjusted for:

(1)	Dividends or distributions on our class A common stock payable in our class A common stock or our other capital stock.

(2)	Subdivisions or combinations of our class A common stock.

(3)	Distributions to all holders of our class A common stock of certain rights to purchase our class A common stock for a period expiring within 60 days at less than the Sale Price at the time of such distribution.

(4)	Distributions to all holders of our class A common stock of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clause (1) or (3) above and (B) any dividend or distribution paid exclusively in cash). In the event that we make a distribution to all holders of our class A common stock under this clause (4) consisting of the capital stock of, or similar equity interest in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of our class A common stock and the market value of the securities distributed, in each case based on the average Sale Price of our class A common stock for the 10 trading days commencing on and including the fifth trading day after the date on which ex-dividend trading commences for such dividend or distribution.

(5)	Distributions or dividends consisting exclusively of cash to all holders of our class A common stock to the extent that the aggregate amount of any such cash distributions and dividends over the preceding 12 months exceeds 1.0% of our market capitalization, as determined on the record date for such distribution or dividend; our “market capitalization,” as of any date, is the product of the Sale Price of our class A common stock on such date multiplied by the number of shares of our class A common stock then outstanding. If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly or other regular periodic dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly or other regular periodic cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly or other regular periodic dividend, the adjustment would be based upon the full amount of the distribution.

(6)	Payments are made by us or one of our subsidiaries in respect of a tender offer or exchange offer for our class A common stock to the extent that the cash and value of any other consideration included in the payment per share of our class A common stock exceeds the Sale Price of our class A common stock on the trading date next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

No adjustment to the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made (but is not made, because it would result in a change of less than 1% of the conversion rate then in effect) shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of class A common stock or any securities convertible into or exchangeable for class A common stock or carrying the right to purchase any of the foregoing.

In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to stockholders (a) equals or exceeds the Sale Price of our class A common stock, or (b) such Sale Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder’s Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution. The indenture permits us to increase the conversion rate from time to time.

If we reclassify our class A common stock or are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert Notes into class A common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of ours or of another person’s which the holder would have received if the holder had converted the holder’s Notes immediately prior to the transaction.

Holders of the Notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for United States federal income tax purposes as the result of:

•	a taxable distribution to holders of our class A common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion.

For Non-United States holders (defined below), this deemed distribution may be subject to United States federal tax withholding requirements. See “Certain United States Federal Income Tax Considerations.”

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase all or a portion of their Notes on August 1, 2006, August 1, 2008, August 1, 2013 and August 1, 2018 (each, a “purchase date”). We will pay cash for all Notes purchased by us on August 1, 2006. For such purchases on August 1, 2008, August 1, 2013 or August 1, 2018 we may, at our option, pay the purchase price in cash, in shares of our class A common stock, or any combination of cash and shares. We may pay all or a portion of the purchase price in shares of our class A common stock as long as our class A common stock is then listed on a national securities exchange or traded on the NASDAQ National Market System. For purchases on or after August 1, 2008, if we elect to pay the purchase price, in whole or in part, in shares of our class A common stock, the number of shares of class A common stock to be delivered by us will be equal to the portion of the purchase price to be paid in class A common stock divided by the Market Price of a share of our class A common stock.

We will be required to purchase any outstanding Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes. Holders will not have the right to require us to purchase any Notes on a purchase date if we have given notice of our redemption of such Notes prior to the date 20 business days prior to such purchase date. See “—Optional Redemption.”

The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to but excluding the purchase date.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and all holders of the Notes at their addresses shown in the records of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	for purchases on or after August 1, 2008, whether we will pay the purchase price of Notes in cash, shares of our class A common stock or a combination thereof, specifying the percentages of each;

•	for purchases on or after August 1, 2008, if we elect to pay in our class A common stock, the method of calculating the Market Price of the class A common stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

A notice electing to require us to purchase Notes must state:

•	if certificated Notes have been issued, the certificate numbers of the Notes;

•	the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000;

•	for purchases on or after August 1, 2008, in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our class A common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in class A common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (a) to withdraw the purchase notice as to some or all of the Notes to which it relates, or (b) to receive cash in respect of the entire purchase price for all Notes or portions of Notes subject to such purchase notice, provided, however, that if the holder fails to indicate its choice with respect to such election, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all Notes subject to the purchase notice in these circumstances; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture. If the Notes are not in certificated form, your notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the purchase notice. If the Notes are not in certificated form, your notice must comply with appropriate DTC procedures.

Holders must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the purchase price of the Notes on the business day following the purchase date, then:

•	the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

In connection with any purchase offer pursuant to these provisions, to the extent applicable and required by law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for Notes for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Notes, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the Notes will be made promptly following the later of the purchase date or the time of delivery of the Notes.

Because the Market Price of our class A common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of class A common stock to be received from the date the Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in class A common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

Our right to purchase Notes, in whole or in part, with shares of our class A common stock for purchases on or after August 1, 2008, is subject to our satisfying various conditions, including:

•	the registration of the class A common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes of such holder entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes, except as described in the preceding sentence.

Our ability to purchase Notes may be limited by the terms of our then existing other indebtedness or financing agreements.

No Notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such Notes.

Fundamental Change Requires Purchase of Notes by Us at the Option of the Holders

If a Fundamental Change occurs at any time prior to August 1, 2008, each holder will have the right, at the holder’s option, to require us to purchase any or all of the holder’s Notes. The Notes may be purchased in integral multiples of $1,000 principal amount. We will purchase the Notes at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to but excluding the Fundamental Change purchase date.

We may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in shares of our class A common stock, as long as our class A common stock is then listed on a national securities exchange or traded on the NASDAQ National Market System. If we elect to pay the purchase price, in whole or in part, in shares of our class A common stock, the number of shares of class A common stock to be delivered by us will be equal to the portion of the purchase price to be paid in class A common stock divided by the Market Price of one share of our class A common stock.

A “Fundamental Change” will be deemed to have occurred at such time after the original issuance of the Notes as any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or their employee benefit plans) files a Schedule TO (or any schedule, form or report under the Exchange Act) disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our Common Equity (as defined herein) representing more than 50% of the voting power of our Common Equity;

(2)	consummation of any share exchange, consolidation or merger pursuant to which our class A common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of more than 50% of all classes of our Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change; or

(3)	Continuing Directors (as defined herein) cease to constitute at least a majority of our board of directors.

A Fundamental Change will not be deemed to have occurred, however, if either:

(1)	the Sale Price of our class A common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, shall equal or exceed 105% of the applicable conversion price immediately before the Fundamental Change or public announcement thereof, or

(2)	at least 90% of the consideration in the transaction or transactions constituting the Fundamental Change consists of shares of class A common stock traded on a national securities exchange or quoted on the NASDAQ Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “publicly traded securities”) and as a result of such transaction or transactions the Notes become convertible into such publicly traded securities (excluding cash payments for fractional shares).

On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the Notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

•	whether we will pay the purchase price of Notes in cash, class A common stock or a combination thereof, specifying the percentages of each;

•	if we elect to pay in class A common stock, the method of calculating the Market Price of the class A common stock; and

•	the procedures that holders must follow to require us to purchase their Notes.

To exercise the purchase right, holders of Notes must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to apply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Option to Elect Purchase Upon a Fundamental Change” on the reverse side of the Notes duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase Notes shall state:

•	if certificated Notes have been issued, the certificate numbers of the Notes;

•	the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000;

•

in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in our class A common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the repurchase price or portion of the purchase price in class A common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (a) to withdraw the purchase notice as to some or all of the Notes to which it relates, or (b) to receive cash in respect of the entire purchase price for all Notes or portions of Notes subject to such purchase notice; provided, however, that if the holder fails to indicate the holder’s choice with respect to the election described in this bullet point, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Notes subject to the repurchase notice in these circumstances; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture. If the Notes are not in certificated form, the notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the purchase notice. If the Notes are not in certificated form, the notice must comply with appropriate DTC procedures.

We will be required to purchase the Notes no later than 35 business days after the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law.

In connection with any purchase offer pursuant to these provisions, and to the extent applicable and required by law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No Notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of all such Notes.

Because the Market Price of the class A common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of the class A common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in class A common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

Our right to purchase Notes, in whole or in part, with class A common stock is subject to our satisfying various conditions, including:

•	the registration of the class A common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes of such holder entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes, except as described in the first sentence of this paragraph.

Events of Default

Each of the following constitute an event of default under the indenture:

•	default in payment of the principal amount, redemption price, purchase price or Fundamental Change purchase price with respect to any Notes when such amount becomes due and payable;

•	the failure to pay any interest, including any contingent interest, if any, or liquidated damages, if any, due within 30 days of the due date;

•	a failure to comply with any of our other agreements contained in the indenture for a period of 60 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes;

•	a failure to convert the Notes as provided for in the indenture and such failure continues for a period of 10 days;

•	the occurrence of an event of default within the meaning of another mortgage, indenture or debt, instrument under which there may be issued any of our indebtedness, other than the Notes, in an amount in excess of $25,000,000 and which results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled in each case within 10 days after written notice to us from the trustee or to us and to the trustee from the holders of at least 25% in principal amount of the Notes; provided, however, that if, prior to a declaration of acceleration of the maturity of the Notes or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of such indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us and certain of our subsidiaries which will cause all the principal amount and all accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, to become immediately due and payable.

In general, the indenture obligates the trustee to give notice of a default with respect to the Notes to the holders of those Notes. The trustee may withhold notice of any default, except a default in payment on any Notes, if the trustee determines it is in the best interest of the holders of the Notes to do so.

If there is a continuing event of default, the trustee or the holders of at least 25% in principal amount of the Notes may require us to repay immediately the issue price of the Notes plus accrued and unpaid interest including contingent interest, if any, and liquidated damages, if any, through the date of such declaration. Subject to certain conditions, the holders of a majority in principal amount of the Notes may rescind our obligation to accelerate repayment and may waive past defaults, except (a) a default described in the first or second bullet point above, (b) a default with respect to a provision of the indenture which cannot be amended without the consent of each holder affected by the amendment or (c) a default which constitutes a failure to convert any Notes or make required conversion payments, as the case may be, in accordance with its terms and the terms of the indenture.

Under the terms of the indenture, the trustee may refuse to enforce the indenture or the Notes unless it first receives satisfactory security or indemnity from the holders of Notes. Subject to limitations specified in the indenture, the holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

•	the holder shall have previously given to the trustee written notice of a continuing event of default with respect to the Notes, and

•	the holders of at least 25% in principal amount of the Notes have made written request, and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the Notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of, and the accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, on, the Notes on or after the due dates expressed in the Notes and to institute suit for the enforcement of any such payment.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

The indenture permits us and the trustee to amend the indenture without the consent of the holders of Notes:

•	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the Notes;

•	to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding Notes;

•	to cure any ambiguity, defect or inconsistency; and

•	for other purposes as described in the indenture.

The indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the Notes voting as a class, to add any provisions to or change or eliminate any of the provisions of the indenture or to modify the rights of the holders of Notes, provided, however, that, without the consent of the holder of each of the Notes so affected, no such amendment may:

•	reduce the principal amount or extend the stated maturity of any Notes;

•	reduce the redemption price, purchase price or Fundamental Change purchase price of any Notes;

•	make any change that adversely affects the right to convert any Notes;

•	alter the rate of accrual or extend the time for payment of interest, including contingent interest, if any, and liquidated damages, if any;

•	change the place of payment where, or the currency or currency unit in which, the Notes are payable;

•	reduce the percentage in principal amount of affected Notes the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

•	change our obligation with respect to the redemption or purchase provisions of the indenture in a manner adverse to the holder; or

•	modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

The holders of a majority in principal amount of the outstanding Notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding Notes may also waive certain past defaults under the indenture. See “—Events of Default.”

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

•	we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the Notes and the indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the indenture; and

•	we have delivered to the trustee a legal opinion and an officer’s certificate to the effect that the foregoing conditions have been satisfied and that the transaction complies with the indenture.

If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph and in compliance with the indenture, the successor corporation shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and the Notes.

Although such transactions are permitted under the indenture (subject to compliance with the conditions described above), certain of the foregoing transactions occurring on or prior to August 1, 2008 could constitute a Fundamental Change (as defined herein) permitting each holder to require us to purchase the Notes of such holder as described above.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or shares of class A common stock or combination thereof (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to the terms of the indenture.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

The trustee is a lender under our credit facility. The trustee under the indenture is also the trustee under the indenture relating to our Zero-Coupon Convertible Senior Subordinated Notes due 2022. The trustee and its affiliates have performed banking, investment banking, custodial and advisory services for us from time to time for which it and they have received customary fees and expenses. In addition, an affiliate of the trustee is an initial purchaser of the Notes under this offering and will receive customary fees.

Calculations in Respect of Notes

We or our agents are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the market prices of the Notes and the class A common stock and the amounts of interest and contingent interest, if any, on the Notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Form, Exchange, Registration and Transfer

We issued the Notes in registered form, without interest coupons. Holders may present Notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which is the Corporate Trust Office of the Trustee in the City of New York.

Notices

Notice to registered holders of the Notes will be made as set forth in the indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of these and all other terms used and defined in the indenture.

“Class A common stock” means our class A common stock, par value $0.01 per share, as it exists on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of us and which are not subject to redemption by us; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Common Equity” of any person means capital stock of such person that is generally entitled to (a) vote in the election of directors of such person or (b) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

“Continuing Director” means a director who either was a member of our board of directors on the date of the indenture, July 29, 2003, or who becomes a director of ours subsequent to such date and whose election, or nomination for election by our stockholders, is duly approved by a majority of the Continuing Directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

The “Market Price” as of any date means the average of the Sale Prices of our class A common stock for the five trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading-day period and ending on such date, of certain events with respect to our class A common stock that would result in an adjustment of the conversion rate.

The “Sale Price” of our class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our class A common stock is traded or, if our class A common stock is not listed on a United States national or regional securities exchange, as reported on the NASDAQ Stock Market.

Book Entry, Delivery and Form

The Notes were originally issued in the form of registered Global Notes (the “Global Notes”). The Global Notes have been deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Notes Holder”). Upon resale of the Notes in accordance with the registration statement of which this prospectus forms a part, beneficial interests in the Global Notes will be transferred from one or more restricted global securities to one or more unrestricted global securities. Owners of beneficial interests in the Notes represented by the Global Notes will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the Notes, in accordance with the procedures and practices of DTC.

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

So long as the Global Notes Holder is the registered owner of any Notes, the Global Notes Holder will be considered the sole owner or holder of such Notes outstanding under the indenture. Except as provided below, holders of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in DTC’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited.

Neither we, the trustee, the paying agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Notes Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Notes Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

As long as the Notes are represented by one or more Global Notes, DTC’s nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See “—Purchase of Notes by Us at the Option of the Holder,” and “—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holders.” Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to require purchase or conversion of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC’s nominee will timely exercise a right to purchase or conversion with respect to particular Notes, the beneficial owner of such Notes must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each, beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in Notes in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

If DTC is at any time unwilling to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue definitive Notes in exchange for the Global Notes that will be subject to certain restrictions on registration of transfers described under “Notice to Investors” and will bear the legend set forth thereunder.

Same-Day Settlement and Payment

The indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes Holders.

Transfer and Exchange

A holder may transfer or exchange the Notes in accordance with the procedures set forth in the indenture. The Registrar (as defined in the indenture) may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The Registrar is not required to transfer or exchange any Notes selected for redemption. Also, the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

REGISTRATION RIGHTS

We entered into a registration rights agreement with the initial purchasers of the Notes. If you sell Notes or class A common stock issued upon conversion of the Notes under this prospectus and the registration statement of which it is a part, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including certain indemnification provisions.

In the registration rights agreement, we agreed to file a registration statement that includes this prospectus with the SEC by October 27, 2003. We agreed to use reasonable efforts to cause such registration statement to become effective as promptly as practicable, but by January 25, 2004. Under the registration rights agreement, we are obligated to use reasonable efforts to keep such registration statement effective until the earliest of (i) the sale pursuant to the registration statement or Rule 144 of all of the Notes or the shares of class A common stock issuable upon the conversion of the Notes, or (ii) the expiration of the holding period applicable to such securities held by those holders who are not our affiliates under Rule 144(k) under the Securities Act, or any successor provision. We may suspend the use of this prospectus under limited circumstances, including pending corporate developments or public filings with the SEC, for a period not to exceed 120 days in any twelve month period. We also agreed to pay liquidated damages to holders of Notes and shares of class A common stock issued upon conversion of the Notes if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages. The registration rights agreement is included as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations to United States holders (as described below) and certain United States federal income and estate tax considerations to Non-United States holders (as described below) relating to the purchase, ownership and disposition of the Notes or shares of our class A common stock. This discussion is limited to holders of Notes who hold the Notes and any shares of our class A common stock into which the Notes are converted as capital assets.

This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the Notes or shares of our class A common stock. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, S corporations, tax-exempt organizations, dealers and traders in securities, United States expatriates, persons who hold Notes or shares of our class A common stock as part of a hedge, conversion, constructive sale transaction, straddle or other integrated or risk reduction transaction, persons who own, directly or indirectly, 10% or more of the total combined voting power of all classes of our capital stock, United States holders whose functional currency is not the United States dollar, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of Notes or shares of our class A common stock that are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations, judicial decisions, rulings and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax consequences of acquiring, holding or disposing of the Notes or shares of our class A common stock.

Please consult your own tax advisers as to the particular tax consequences to you of acquiring, holding, converting or otherwise disposing of the Notes and shares of our class A common stock, including the effect and applicability of state, local or foreign tax laws.

As used herein, the term “United States holder” means a beneficial owner of a Note or our class A common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

As used herein, the term “Non-United States holder” means a beneficial owner of a Note or our class A common stock that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a nonresident alien fiduciary of a foreign estate or trust.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes or shares of our class A common stock into which the

Notes are converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Notes that is a partnership and partners in such partnership should consult their own tax advisers about the United States federal income tax consequences of holding and disposing of the Notes or shares of our class A common stock into which the Notes are converted.

United States Holders

Classification of the Notes

Under the indenture governing the Notes, we and each holder of the Notes agree (in the absence of an administrative determination or judicial ruling to the contrary), for United States federal income tax purposes, to treat the Notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the Notes will be so treated and does not address any possible differing treatments of the Notes.

No statutory or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes. The IRS has issued a revenue ruling with respect to instruments similar to the Notes. This ruling supports certain aspects of the tax treatment discussed below.

However, the application of the Contingent Debt Regulations to instruments such as the Notes is uncertain in several respects, and no rulings have been sought from the IRS with respect to any of the United States federal income tax consequences regarding this particular offering. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the Notes to class A common stock, and might recognize capital gain or loss upon a taxable disposition of its Notes.

Holders should consult their own tax advisers regarding the tax treatment of holding the Notes.

Accrual of Interest

Under the Contingent Debt Regulations, actual cash payments on the Notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the Notes;

•	require you to accrue interest income at the comparable yield (as described below) which will be substantially in excess of the interest payments actually received by you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or repurchase of the Notes.

You will be required to accrue interest income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

•	the product of (a) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the Notes.

The “issue price” of a Note is the first price at which a substantial amount of the Notes was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Note is its issue price increased by any interest previously accrued thereon, determined without regard to any adjustments described below, and decreased by the projected amounts of any payments previously made with respect to the Notes.

Under the Contingent Debt Regulations, you will be required to include interest in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the Notes. The comparable yield of the Notes is based on the yield at which we would issue a fixed-rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the Notes. Accordingly, we have determined that the comparable yield is an annual rate of 6.60%, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for United States federal income tax purposes, a projected payment schedule representing a series of payments (including stated interest payments and payments at maturity taking into account the conversion feature), the amount of timing of which would produce a yield to maturity on the Notes equal to the comparable yield. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Where You Can Find More Information.” By purchasing the Notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the Notes, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the Notes and do not constitute a projection or representation regarding the actual amount of the payments on a Note.

Adjustments to Interest Accruals on the Notes

If the actual contingent payments made on the Notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the Notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional interest income in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property (including our class A common stock) received in that year. If you receive in a taxable year actual payments with respect to the Notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of interest required to be accrued in the current year;

•	second, any negative adjustment that exceeds the amount of interest accrued in the current year will be treated as ordinary loss to the extent of your total prior interest inclusions with respect to the Notes, reduced to the extent such prior interest was offset by prior negative adjustments treated as ordinary losses; and

•	third, any excess negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year or reduce the amount realized on a sale, exchange, conversion or repurchase of the Notes.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Purchase for Premium or Discount

If you purchase a Note at a premium or discount to the Note’s adjusted issue price at the time of purchase, you must reasonably allocate any differences between the adjusted issue price of the Note at the time of the purchase and the price paid by you to daily portions of interest or projected payments over the remaining term of the Note. If the price paid by you is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by you is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. You should consult your own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

Sale, Exchange, Conversion or Repurchase

Upon the sale, exchange, conversion or repurchase of a Note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Note. The amount realized will include the fair market value of our class A common stock that you receive. Such gain on a Note generally will be treated as interest income. Loss from the disposition of a Note will be treated as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss with respect to the Notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the Notes were held for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations. If you sell the Notes at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS.

Special rules apply in determining the tax basis of a Note. Your basis in a Note is generally the purchase price of the Notes, increased by interest income (before taking into account any adjustments) you previously accrued on the Notes, and reduced by the projected amount of any payments previously scheduled to be made. Under this treatment, your tax basis in the class A common stock received with respect to a Note will equal the then current fair market value of such class A common stock. Your holding period for our class A common stock received will commence on the day immediately following the day of conversion.

Given the uncertain tax treatment of instruments such as the Notes, holders should contact their own tax advisers regarding the tax treatment on conversion of a Note and the ownership of our class A common stock.

Adjustment of Conversion Rate

If at any time we make a distribution of property to stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for our class A common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the Notes is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisers with respect to the tax consequences of any adjustments.

Ownership and Disposition of Shares of Our Common Stock

Distributions, if any, paid on shares of our class A common stock generally will be includable in your income to the extent made from our current or accumulated earnings and profits. Upon the sale, exchange or other disposition of shares of our class A common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares.

Holders should consult their own tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

Non-United States Holders

Withholding Tax on Payments on Notes

The payment of principal and interest (including contingent interest and the amounts taken into income under the accrual rules described above under “—United States Holders”) on a Note by us or any paying agent of ours to you will not be subject to the 30% United States federal withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

•	either (a) the beneficial owner of the Note certifies to the applicable payor or its agent under penalties of perjury that it is not a United States holder and provides its name and address on IRS Treasury Form W-8BEN (or a suitable substitute form), or (b) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note, certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

If you are engaged in a trade or business in the United States, except to the extent otherwise provided under an applicable tax treaty, although exempt from withholding tax, you generally will be taxed in the same manner as a United States holder with respect to interest and income on a Note if such amounts are effectively connected with a United States trade or business of yours. Effectively connected interest received by a Non-United States holder which is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected amounts will not be subject to withholding tax if the holder provides a properly executed Form W-8ECI to the payor.

Dividends

Dividends (including constructive dividends on the Notes described above under “—United States Holders—Adjustment of Conversion Rate”), if any, paid on shares of our class A common stock to you generally will be subject to a 30% United States federal withholding tax (which tax is taken out of the dividends paid, or, in the case of constructive dividends, may be taken out of the interest payments to be made on the Notes), subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to satisfy certain certification requirements in order to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a United States holder on dividends that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

If you are a Non-United States holder who is subject to withholding tax under such circumstances, you should consult your own tax adviser as to whether you can obtain a refund of all or a portion of the withholding tax.

Gain on Disposition of the Notes and Shares of Our Common Stock

You generally will not be subject to United States federal income tax on gain realized on the sale, exchange, conversion or repurchase of a Note, including the exchange of a Note for shares of our class A common stock, or the sale or exchange of shares of our class A common stock unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale or exchange and either (a) you have a “tax home” in the United States and certain other requirements are met or (b) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

•	the gain is effectively connected with your conduct of a United States trade or business; or

•	we are or have been at any time within the shorter of the five-year period preceding the disposition or your holding period a United States real property holding corporation.

We currently are not a United States real property holding corporation and do not intend to become one in the future. However, no assurance can be given that we will not become a United States real property holding corporation in the future. If we are determined to be a United States real property holding corporation, then any gain realized on the sale, exchange, conversion or repurchase of a Note by you will be subject to United States federal income tax, assuming our class A common stock continues to be regularly traded on an established securities market, as prescribed by treasury regulations, unless you at no time actually or constructively owned more than 5% of the outstanding Notes or more than 5% of our outstanding class A common stock.

United States Federal Estate Tax

A Note held by an individual Non-United States holder who at the time of death is not domiciled in the United States (as specially defined for United States federal estate tax purposes), will not be subject to United States federal estate tax if interest payments on the Notes would have been entitled to an exemption from United States withholding tax under the “portfolio interest” rules (without regard to the certification requirement described above). Our class A common stock held by an individual Non-United States holder who at the time of death is not domiciled in the United States (as specially defined for United States federal estate tax purposes) will be included in such individual’s gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

United States Holders

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Notes or shares of our class A common stock may be subject to information reporting and United States federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a United States holder under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-United States Holders

If you are a Non-United States holder you may have to comply with certification procedures to establish that you are not a United States person in order to avoid backup withholding tax requirements with respect to payments of interest or dividends made by us on, or the gross proceeds from a sale or other disposition of, the Notes or shares of our class A common stock. In addition, we must report annually to the IRS and to each Non-United States holder the amount of any interest, dividends or other payments made to, and the tax withheld with respect to, such holder, regardless of whether any withholding was actually required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States holder resides.

Holders should consult their own tax advisers regarding the backup withholding and information reporting applicable to them and the tax consequences thereof.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of class A common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of September 23, 2003, 240,205,209 shares of our class A common stock and no shares of preferred stock were issued and outstanding. As of September 15, 2003, approximately 11,200,000 shares of our class A common stock were reserved for issuance under outstanding employee and non-employee director stock options.

Class A Common Stock

Under our certificate of incorporation and bylaws, holders of our class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. A plurality of the votes cast is needed to elect directors. A majority of votes cast is needed to take any other action, except as otherwise provided by law. Our board of directors is not classified and class A common stockholders do not have cumulative voting rights.

We cannot consolidate or merge with any other entity or sell, lease, exchange or transfer all or substantially all of our assets without the affirmative vote of 70% of the holders of the shares of our class A common stock.

Additionally, subject to preferences that may be applicable to our preferred stock, the holders of our class A common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. In case we are liquidated, dissolved or wound up, the holders of our class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after we pay all of our liabilities. Holders of our class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our class A common stock. The rights, preferences and privileges of our class A common stock are subject to the rights of the holders of shares of any series of preferred stock that our board of directors designate and issue in the future, as described below.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to authorize and issue shares of preferred stock in one or more series. Our board of directors may fix the number of shares as well as the rights, preferences, powers and restrictions of any series of preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our class A common stock. Such issuance may also have the effect of delaying, deferring or preventing a third party from taking control away from our present management.

Transfer Agent and Registrar

The transfer agent and registrar for our class A common stock is Wachovia Bank, National Association, which also serves as trustee pursuant to the indenture. See “Description of Notes—Regarding the Trustee.”

SELLING SECURITYHOLDERS

The following table presents information with respect to the selling securityholders and the principal amounts of Notes and shares of class A common stock issuable upon the conversion of these Notes that the selling securityholders may offer under this prospectus. The term “selling securityholders” includes donees and pledgees selling securities received from a named selling securityholder after the date of this prospectus. The Notes were originally issued by us and sold by Banc of America Securities LLC, Lehman Brothers, Inc. and Wachovia Capital Markets LLC, the initial purchasers, in transactions exempt from the registration requirements of the Securities Act, to qualified institutional buyers, as defined by Rule 144A under such Act. Some of the selling securityholders listed on the following table, and their respective affiliates, have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

The principal amounts of Notes provided in the table below is based on information provided to us by each of the selling securityholders on or prior to October 15, 2003, and the percentages are based on $575,000,000 principal amount at maturity of Notes outstanding. The number of shares of class A common stock that may be sold is calculated based on the current conversion ratio of 36.5097 shares of class A common stock per $1,000 principal amount of Notes. Based on 240,205,209 shares of class A common stock issued and outstanding as of September 23, 2003, if each selling securityholder named below converted all of its Notes, each would own less than 1% of our then outstanding class A common stock. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its Notes in a transaction exempt from the registration requirements of the Securities Act. As a result, information concerning the selling securityholders may change from time to time. Any changed information will be set forth in supplements to this prospectus to the extent required and known to us. Additionally, the Notes may be owned by holders that are unknown to us. Therefore, from time to time, we may be unaware of information pertaining to the ownership of certain Notes and the class A common stock into which such Notes may be converted. Furthermore, the conversion ratio, and therefore the number of shares of our class A common stock issuable upon conversion of the Notes, is subject to adjustment as described in this prospectus. Accordingly, the number of shares of class A common stock issuable upon conversion of the Notes may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the Notes or the class A common stock issuable upon the conversion of the Notes, we cannot estimate the amount of the Notes or how many shares of our class A common stock that each selling securityholder will beneficially own after this offering.

Name	Principal Amount at Maturity of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold(1)	Percentage of Outstanding Class A Common Stock(2)
Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	*	36,510	*
Allstate Life Insurance Company	2,000,000	*	73,019	*
Amaranth L.L.C.	14,700,000	2.56	536,692	*
Amerisure Mutual Insurance Company	240,000	*	8,762	*
AmerUs Life Insurance Company	1,500,000	*	54,765	*
AM Investment D Fund (QP) LP	1,200,000	*	43,812	*
AM Investment E Fund Ltd	6,400,000	1.11	233,662	*
Aviva Life Insurance Co.	1,000,000	*	36,510	*
BBT Fund	5,000,000	*	182,548	*
Bancroft Convertible Fund, Inc.	500,000	*	18,255	*
Bankers Life Insurance Company of New York	100,000	*	3,651	*
Bear, Sterns & Co., Inc.	8,750,000	1.52	319,460	*
Black Diamond Convertible Offshore LDC	2,177,000	*	79,482	*
Black Diamond Offshore Ltd.	1,215,000	*	44,359	*

Name	Principal Amount at Maturity of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold(1)	Percentage of Outstanding Class A Common Stock(2)
CareFirst BlueChoice, Inc.	130,000	*	4,746	*
CareFirst of Maryland, Inc.	200,000	*	7,302	*
Cater Allen International Ltd.	12,500,000	2.17	456,371	*
CGNU Life Fund	1,600,000	*	58,415	*
City of Birmingham Retirement & Relief System	1,400,000	*	51,114	*
CNH CA Master Account L.P.	3,000,000	*	109,529	*
The Cockrell Foundation	90,000	*	3,286	*
Commercial Union Life Fund	2,000,000	*	73,019	*
Concentrated Alpha Partners, L.P.	2,500,000	*	91,274	*
Convertible Securities Fund	80,000	*	2,921	*
DBAG London	54,000,000	9.39	1,971,522	*
DB Equity Opportunities Master Portfolio Ltd.	2,000,000	*	73,019	*
DEAM Convertible Arbitrage	1,000,000	*	36,510	*
Deutsche Bank Securities Inc.	3,250,000	*	118,656	*
Double Black Diamond Offshore LDC	6,375,000	1.19	232,749	*
Ellsworth Convertible Growth and Income Fund, Inc.	500,000	*	18,255	*
Fore Convertible Masterfund Ltd.	8,000,000	1.39	292,077	*
FreeState Health Plan, Inc.	30,000	*	1,095	*
Goldman Sachs & Co. Profit Sharing Master Trust	296,000	*	10,807	*
Greek Catholic Union of the USA	115,000	*	4,199	*
Group Hospitalization and Medical Services, Inc.	300,000	*	10,953	*
Guggenheim Portfolio Company VIII, LLC	2,000,000	*	73,019	*
HealthNow New York, Inc.	230,000	*	8,397	*
IL Annuity and Insurance Co.	14,700,000	2.56	536,692	*
Innovest Finanzdienstle	750,000	*	27,382	*
INVESCO [Mag Mutual Insurance Conv]	75,000	*	2,738	*
INVESCO [Medical Liability Convertible]	7,750,000	1.35	282,950	*
INVESCO [ONIC – Convertible Bonds]	425,000	*	15,517	*
INVESCO [Primex Converts]	75,000	*	2,738	*
INVESCO [PLICA – Convertible]	25,000	*	913	*
INVESCO [Prince Med Liab Conv]	1,500,000	*	54,765	*
KBC Arbitrage Fund	8,750,000	1.52	319,460	*
KBC Convertible Mac28 Fund, Ltd.	1,620,000	*	59,146	*
KBC Convertible Opportunities Fund	11,630,000	2.02	424,608	*
KBC Financial Products [Cayman Islands] Limited	1,000,000	*	36,510	*
KBC Financial Products USA Inc.	2,825,000	*	103,140	*
KBC Multi Strategy Arbitrage Fund	2,120,000	*	77,401	*
Lyxor/AM Investment Fund Ltd	1,400,000	*	51,114	*
Managed Assets Trust	800,000	*	29,208	*
Man Convertible Bond Master Fund, Ltd.	7,530,000	1.31	274,918	*
Man Mac 1 Limited	2,000,000	*	73,019	*
Melody IAM, Ltd.	880,000	*	32,129	*
Merrill Lynch Pierce Fenner & Smith, Inc.	7,950,000	1.38	290,252	*
National Benefit Life Insurance Company	53,000	*	1,935	*
Nations Convertible Securities Fund	9,920,000	1.73	362,176	*
Nicholas Applegate Capital Management Investment Grade Convertible Fund	10,000	*	365	*
Nomura Securities International, Inc.	40,000,000	6.96	1,460,387	*
NORCAL Mutual Insurance Company	380,000	*	13,874	*
Norwich Union Life & Pension	3,000,000	*	109,529	*
Oppenheimer Convertible Securities Fund	5,000,000	*	182,548	*
OZ Convertible Master Fund, Ltd.	978,000	*	35,706	*
OZ Mac 13 Ltd.	338,000	*	12,340	*

Name	Principal Amount at Maturity of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold(1)	Percentage of Outstanding Class A Common Stock(2)
OZ Master Fund, Ltd.	12,388,000	2.15	452,282	*
Polaris Vega Fund L.P.	1,000,000	*	36,510	*
Primerica Life Insurance Company	525,000	*	19,168	*
Privilege Portfolio Sicav	2,400,000	*	87,623	*
Pyramid Equity Strategy Fund	500,000	*	18,255	*
R2 Investment, LDC	1,000,000	*	36,510	*
Royal Bank of Canada	4,500,000	*	164,294	*
S.A.C. Capital Associates LLC	4,000,000	*	146,039	*
Salomon Brothers Asset Management	13,350,000	2.32	487,404	*
Southern Farm Bureau Life Insurance Company	760,000	*	27,747	*
St. Thomas Trading Ltd.	20,450,000	3.56	746,623	*
The Standard Fire Insurance Company	1,007,000	*	36,765	*
Sunrise Partners Limited Partnership	3,000,000	*	109,529	*
Sutton Brook Capital Portfolio L.P.	12,500,000	2.17	456,371	*
TD Securities (USA) Inc.	20,000,000	3.48	730,194	*
The Travelers Indemnity Company	1,007,000	*	36,765	*
The Travelers Insurance Company–Life	3,699,000	*	135,049	*
The Travelers Insurance Company Separate Account TLAC	105,000	*	3,834	*
The Travelers Life and Annuity Company	270,000	*	9,858	*
Travelers Casualty & Surety Company of Illinois	1,334,000	*	48,704	*
Travelers Series Trust Convertible Bond Portfolio	1,200,000	*	43,812	*
Trivent Financial For Lutherans	3,000,000	*	109,529	*
White River Securities L.L.C.	8,750,000	1.52	319,460	*
Worldwide Transactions Ltd.	233,000	*	8,507	*

All other holders of Notes or future transferees, pledgees, donees, assignees or successors of any holders (3)	$177,160,000	30.81%	6,468,054	2.68	%(4)

*	Less than 1%.

(1)	Assumes conversion of all of the selling securityholder’s Notes at a conversion rate of 36.5097 shares of class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $27.39 per share of class A common stock). This conversion rate is subject to adjustment as described under “Description of the Notes–Conversion Rate Adjustments.” As a result, the number of shares of class A common stock issuable upon conversion of the Notes may change in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 240,205,209 shares of class A common stock outstanding as of September 23, 2003. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of class A common stock issuable upon conversion of all of that selling securityholder’s Notes, but we did not assume conversion of any other selling securityholder’s Notes.

(3)	Information provided by other selling securityholders to us will be set forth in prospectus supplements, to the extent required by the registration rights agreement we entered into with the initial purchasers.

(4)	Assumes that any other holders of Notes, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of Notes, do not beneficially own any shares of our capital stock other than the class A common stock issuable upon conversion of the Notes at the conversion rate described in footnote (1) above.

PLAN OF DISTRIBUTION

The selling securityholders will be offering and selling all securities offered and sold under this prospectus. We will not receive any of the proceeds on such sales. In connection with the initial offering of the Notes, we entered into a registration rights agreement dated July 29, 2003 with the initial purchasers of the Notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may also resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules.

Who May Sell and Applicable Restrictions

The securities may be sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The selling securityholders may decide not to sell any of the securities offered under this prospectus, and selling securityholders could transfer, devise or give these securities by other means. If the securities are sold through underwriters or broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions): (a) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; (b) in the over-the-counter market; or (c) through the writing of options. In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities, and deliver the securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Prospectus Delivery

Because selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

•	the name of the selling securityholders and of any participating underwriters, broker-dealers or agents;

•	the aggregate amount and type of securities being offered;

•	the price at which the securities were sold and other material terms of the offering;

•	any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Notes and shares of class A common stock issuable upon conversion.

Manner of Sales

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the New York Stock Exchange (in the case of the class A common stock) or in the over-the-counter market. The securities may be sold at then prevailing market prices, at fixed prices or at negotiated prices.

The securities may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	face-to-face transactions between sellers and purchasers without a broker-dealer; and

•	by writing options.

In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Some persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The outstanding shares of class A common stock are listed for trading on the New York Stock Exchange under the symbol “HMA.”

Hedging and Other Transactions with Broker-Dealers

In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver the securities to close short positions. The selling securityholders may also enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. A selling securityholder may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

Expenses Associated with Registration

We have agreed to pay substantially all of the expenses of registering the securities under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplicating expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the indenture pursuant to which we originally issued the securities and of the registrar and transfer agent of the class A common stock. If the Notes or the class A common stock into which the Notes may be converted are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

Indemnification and Contribution

In the registration rights agreement, we and the selling securityholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers of persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Suspension of this Offering

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 120 days in any twelve month period.

Termination of this Offering

Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement of which this prospectus is a part effective until, and therefore this offering will terminate on, the earliest of (i) the sale pursuant to the registration statement or Rule 144 of all the Notes or the shares of class A common stock issuable upon conversion of the Notes, or (ii) the expiration of the holding period applicable to such securities held by those holders who are not our affiliates under Rule 144(k) under the Securities Act, or any successor provision.

LEGAL MATTERS

The validity of the Notes offered hereby and the shares of class A common stock issuable upon conversion of the Notes will be passed upon for us by Harter, Secrest & Emery LLP, Rochester, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended September 30, 2002, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Health Management Associates, Inc. (the “Registrant”) is paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting and broker’s commissions and expenses. The following table sets forth the amount of fees and expenses payable by the Registrant in connection with this registration statement and the distribution of the Notes and shares of class A common stock registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee	$50,064

Blue Sky fees and expenses	$5,000

Printing and engraving expenses	$25,000

Legal fees and expenses	$50,000

Accountants’ fees and expenses	$15,000

Trustee’s fees and expenses	$2,500

Miscellaneous fees and expenses	$17,436

TOTAL	$165,000

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The amended Certificate of Incorporation of the Registrant limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to the

Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.    List of Exhibits

The exhibits filed as part of this registration statement are as follows:

Exhibit	Description
1.1	Purchase Agreement, dated July 24, 2003, between the Registrant and Banc of America Securities LLC, Lehman Brothers Inc. and Wachovia Capital Markets LLC.

4.1	Specimen Stock Certificate, previously filed and included as Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1992 (SEC File No. 000-18799), is incorporated herein by reference.

4.2	Fifth Restated Certificate of Incorporation of the Registrant, previously filed and included as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for quarter ended March 31, 1995 (SEC File No. 000-18799), is incorporated herein by reference.

4.3	Certificate of Amendment to the Fifth Restated Certificate of Incorporation of the Registrant, previously filed and included as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999, is incorporated herein by reference.

4.4	By-Laws of the Registrant, as amended, previously filed and included as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated herein by reference.

4.5	Indenture, dated as of July 29, 2003, by and between the Registrant and Wachovia Bank, National Association, with respect to the Registrant’s 1.50% Convertible Senior Subordinated Notes due 2023.

4.6	Form of 1.50% Convertible Senior Subordinated Notes due 2023 (included in Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of July 29, 2003, by and among Banc of America Securities LLC, Lehman Brothers Inc. and Wachovia Capital Markets LLC.

5.1	Form of Opinion of Harter Secrest & Emery LLP regarding legality of securities being registered.

8.1	Form of Opinion of Harter Secrest & Emery LLP regarding tax matters.

12.1	Computations of Ratios of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on registration statement signature page).

25.1	Statement of Eligibility of Trustee under the Indenture, Wachovia Bank National, Association, pursuant to the Trust Indenture Act of 1939, as amended.

Item 17.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)1(i) and (a)1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or, otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on October 15, 2003.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ JOSEPH V. VUMBACCO
Joseph V. Vumbacco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph V. Vumbacco, Robert E. Farnham and Timothy R. Parry as his true and lawful attorneys-in-fact, each with full power of substitution and resubstitution for and in his name, place and stead to sign, attest and file this Registration Statement and any and all amendments and exhibits hereto and any and all applications or other documents to be filed with the Securities and Exchange Commission, granting unto said attorneys full power and authority to do and perform any and all acts and things whatsoever requisite or necessary to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WILLIAM J. SCHOEN William J. Schoen	Chairman	October 15, 2003

/s/ JOSEPH V. VUMBACCO Joseph V. Vumbacco	President, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2003

/s/ ROBERT E. FARNHAM Robert E. Farnham	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 15, 2003

/s/ KENT P. DAUTEN Kent P. Dauten	Director	October 15, 2003

/s/ DONALD E. KIERNAN Donald E. Kiernan	Director	October 15, 2003

Robert A. Knox	Director

/s/ KENNETH D. LEWIS Kenneth D. Lewis	Director	October 15, 2003

/s/ WILLIAM E. MAYBERRY, M.D. William E. Mayberry, M.D.	Director	October 15, 2003

/S/ WILLIAM C. STEERE, JR. William C. Steere, Jr.	Director	October 15, 2003

/s/ RANDOLPH W. WESTERFIELD Randolph W. Westerfield	Director	October 15, 2003

EXHIBIT INDEX

Exhibit	Description
1.1	Purchase Agreement, dated July 24, 2003, between the Registrant and Banc of America Securities LLC, Lehman Brothers Inc. and Wachovia Capital Markets LLC.

4.1	Specimen Stock Certificate, previously filed and included as Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1992 (SEC File No. 000-18799), is incorporated herein by reference.

4.2	Fifth Restated Certificate of Incorporation of the Registrant, previously filed and included as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for quarter ended March 31, 1995 (SEC File No. 000-18799), is incorporated herein by reference.

4.3	Certificate of Amendment to the Fifth Restated Certificate of Incorporation of the Registrant, previously filed and included as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999, is incorporated herein by reference.

4.4	By-Laws of the Registrant, as amended, previously filed and included as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated herein by reference.

4.5	Indenture, dated as of July 29, 2003, by and between the Registrant and Wachovia Bank, National Association, with respect to the Registrant’s 1.50% Convertible Senior Subordinated Notes due 2023.

4.6	Form of 1.50% Convertible Senior Subordinated Notes due 2023 (included in Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of July 29, 2003, by and among Banc of America Securities LLC, Lehman Brothers Inc. and Wachovia Capital Markets LLC.

5.1	Form of Opinion of Harter Secrest & Emery LLP regarding legality of securities being registered.

8.1	Form of Opinion of Harter Secrest & Emery LLP regarding tax matters.

12.1	Computations of Ratios of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on registration statement signature page).

25.1	Statement of Eligibility of Trustee under the Indenture, Wachovia Bank, National Association, pursuant to the Trust Indenture Act of 1939, as amended.